SUBADMINISTRATION AGREEMENT


      THIS AGREEMENT is made as of the _____ day of____, 2001, between FUND ASSET MANAGEMENT, L.P., a Delaware limited partnership ("FAM"), and OPPENHEIMER FUNDS, INC. (the "Administrator"), a Colorado corporation.

                              W I T N E S S E T H:

      WHEREAS, the Administrator is the administrator of Oppenheimer Select Managers (the "Feeder Fund"), which has registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Feeder Fund intends to register with the SEC offers and sales of shares issued by the Feeder Fund under the Securities Act of 1933, as amended; and

      WHEREAS, Quantitative Master Series Trust (the "Quantitative Master Trust" or a "Master Trust") has registered with the SEC as an open-end series management investment company under the 1940 Act; and

      WHEREAS, the beneficial interests in Quantitative Master Trust are divided into several series, each series representing an interest in a particular managed portfolio of securities and other assets (the beneficial interests in each such series are hereinafter referred to as "Quantitative Shares" or "Shares"), which series include Master S&P 500 Index Series (a "Master Fund"); and

      WHEREAS, Master Focus Twenty Trust (a "Master Trust" or a "Master Fund," as applicable) has registered with the SEC as an open-end management investment company under the 1940 Act (beneficial interests in which are hereinafter referred to as "Focus Shares" or "Shares"); and

      WHEREAS, FAM is the investment adviser to each Master Trust; and

      WHEREAS, each of Mercury Advisors S&P 500 Index Fund and Mercury Advisors Focus Growth Fund, each a separate series of the Feeder Fund (each a "Feeder Series") intends to meet its respective investment objective by investing all of its respective assets in Quantitative Shares and Focus Shares, respectively; and

      WHEREAS, as a consequence of this arrangement, the Administrator desires to retain FAM as subadministrator for the purpose of performing certain services for each Feeder Series; and

      WHEREAS, FAM is willing to serve as subadministrator on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

                                    ARTICLE 1
                         Duties of the Subadministrator

      1.1 The Administrator hereby employs FAM to act as subadministrator and to furnish (or to arrange for affiliates or designees to furnish) the services described below for the period and on the terms and conditions set forth in this Agreement. FAM hereby accepts such employment and agrees during such period, at its own expense, to render (or to arrange for affiliates or designees to render) such services for the compensation provided for herein. The parties intend that FAM shall for all purposes be deemed a subcontractor of the Administrator and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Feeder Fund.

      1.2. FAM shall provide the Administrator with the services set forth in Schedule A and such other incidental administrative services relating to each Feeder Series and each Master Fund as the Administrator may from time to time reasonably request.



                                    ARTICLE 2
                        Other Obligations of the Parties

      2.1 FAM shall provide the Administrator, free of charge, with as many copies of the current registration statement for each Master Trust as the Administrator may reasonably request.

      2.2 The Administrator shall furnish, or cause to be furnished, to FAM or its designee, a copy of each prospectus for the Feeder Fund or statement of additional information for the Feeder Fund in which a Master Trust, a Master Fund or FAM is named prior to the filing of such document with the SEC. The Administrator shall furnish, or shall cause to be furnished, to FAM or its designee, each piece of sales literature or other promotional material in which a Master Trust, a Master Fund or FAM is named, at least five Business Days prior to its use. No such prospectus, statement of additional information or material shall be used if FAM or its designee reasonably objects to such use within five Business Days after receipt of such material, and FAM or its designee specifies with particularity the basis for its objections, and cooperates reasonably with the Administrator to immediately satisfy those objections so that registration statements, and any amendments and supplements thereto, may be timely filed and advertising and promotional programs may be carried out in a timely fashion.

                                    ARTICLE 3
                      Compensation of the Subadministrator

      3.1 For the services rendered and expenses assumed by FAM, the Administrator shall pay to FAM at the end of each calendar month a fee based upon the average daily value of the net assets of a Feeder Series at the annual rate of (1) 0.045% of the average daily net assets of Master S&P 500 Index Series, and (2) 0.00% of the average daily net assets of Master Focus Twenty Trust, respectively, commencing on the date hereof.

                                    ARTICLE 4
                  Duration and Termination of this Agreement

      4.1 This Agreement shall become effective as of the date first written above and shall remain in effect until terminated. This Agreement may be terminated by either party for any reason at any time, without the payment of any penalty, upon three (3) months' advance written notice to the other party (the "Notice Period"), provided that such termination shall be effective with respect to a Feeder Series and the applicable Master Fund upon the later to occur of the end of the Notice Period and full redemption by such Feeder Series of any interests held in such Master Fund.


      4.2 This Agreement shall constitute a separate agreement with respect to each Feeder Series and the respective Master Trust. The termination of this Agreement with respect to a Feeder Series and the respective Master Trust shall not, except as otherwise provided herein, constitute a termination of this Agreement with respect to the other Feeder Series and the respective Master Trust.

      4.3 Each party hereto ("Indemnifying Party") agrees to indemnify the other party hereto ("Indemnified Party") for all losses, costs, claims, liabilities, penalties, demands and expenses (including, without limitation, reasonable attorneys' fees and disbursements), but excluding any consequential, punitive or special damages (collectively, "Losses"), suffered, incurred or sustained by the Indemnified Party, or to which the Indemnified Party becomes subject, but only to the extent that such Losses arise out of or result from the Indemnifying Party's material breach of any representation, warranty or covenant made by such Indemnifying Party in this Agreement or which arise out of or result from the Indemnifying Party's material breach of the terms of this Agreement. Any indemnification pursuant to this Section 4.3 shall be subject to the right of the Indemnifying Party to assume and control the defense of any claim, action, suit or proceeding with counsel of its own choosing.


                                    ARTICLE 5
                                  Governing Law

      5.1 This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.


                                    ARTICLE 6
                                  Miscellaneous

      6.1 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      6.2 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

6.3 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

6.4 No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.

                                    ARTICLE 7
                                     Notices

      Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

      If to FAM:

           Fund Asset Management, L.P.
           800 Scudders Mill Road
           Plainsboro, New Jersey  08536
           Attention:  General Counsel


      If to the Administrator:

           Oppenheimer Funds, Inc.
           2 World Trade Center
           34th Floor
           New York, New York  10048-0203
           Attention:  General Counsel

           IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.



                               FUND ASSET MANAGEMENT, L.P.



                                    By:____________________________
                                     Title:


                             OPPENHEIMER FUNDS, INC.


                                    By:____________________________
                                     Title:

                                   Schedule A
                             ADMINISTRATIVE SERVICES


Maintenance of books and records

o Maintaining an inventory of Shares purchased by each Feeder Series, and providing any information or assistance reasonably required by the Administrator or the transfer agent of the Feeder Fund to reconcile such inventory with the books and records of the Feeder Fund.

o Maintaining tax records relating to each Master Fund and providing the Administrator with any information reasonably required by the Administrator to calculate tax distributions for the applicable Feeder Series.

o Maintaining, preparing or providing records relating to the operation of each Master Fund that the Administrator may reasonably request in connection with reports to be made to the Board of Trustees of the Feeder Fund, and maintaining, preparing or providing such other records relating to the Master Funds which the Administrator may reasonably
        require  in  connection   with  reports   relating  to  the   regulatory
        authorities.

o Maintain and provide records and reports as the Administrator may reasonably require to satisfy the recordkeeping obligations under the Investment Company Act of 1940, as amended.

Reports

o Periodic information reporting regarding each Master Fund to the Administrator as reasonably required by the Administrator in order to provide information relating to the performance or holdings of the applicable Feeder Series to shareholders of such Feeder Series.

o Delivery of audited financial statements regarding each Master Fund within a reasonable period of time following the end of each Master Fund's respective fiscal year.

o Delivery of unaudited financial statements regarding each Master Fund within a reasonable period of time following the end of each Master Fund's respective semiannual period.

Other Administrative Support

o       Preparation   of  reports   relating   to  each  Master  Fund  that  the
        Administrator may reasonably request be made to third-party reporting services.